Exhibit 10.21

AMPEX CORPORATION

1228 Douglas Avenue

Redwood City, California 94063

                                    As of March 17, 2004

First Jeffson Corporation

135 East 57th Street, 32nd Floor

New York, New York 10022

Attention: Mr. Edward J. Bramson

Re: Promissory Notes dated August 6, 1999 and November 15, 2000

Dear Mr. Bramson:

On March 11, 2004, Ampex Corporation (the “Company”) advised First Jeffson Corporation, formerly known as Sherborne Investments Corporation (“FJC”), that it had defaulted in the payment of accrued interest in the aggregate amount of $205,963.41 on the referenced notes. That default has continued for a period in excess of three days from the date we delivered such notice. Accordingly, an Event of Default has occurred under the notes.

Our Board of Directors has authorized us to declare all of the unpaid balance of the notes immediately due and payable, and to enforce our rights under the notes and under the Pledge Agreements referred to therein. Pursuant to the Pledge Agreements, certain shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Stock”) were pledged as collateral to secure FJC’s payment of the notes. As of the date hereof, the Company is holding 85,000 shares (as adjusted) of Class A Stock as collateral for such payment (the “Pledged Shares”). Under the Pledge Agreements, upon an Event of Default, the Company has the right to acquire the Pledged Shares and to have them registered in the Company’s name, whereupon all rights to vote and receive dividends and distributions with respect to the Pledged Shares shall vest in the Company.

In addition, you have advised us that FJC is the record holder of 500 additional shares of Class A Stock (the “500 Shares”) which, together with the Pledged Shares and $12,600.00 in cash (the “Cash Payment”), represent substantially all of the assets of FJC.

First Jeffson Corporation

As of March 17, 2004

FJC has proposed to transfer the 500 Shares and the Cash Payment to the Company in connection with the Company’s foreclosure on the notes, and the Company has agreed to accept the 500 Shares and the Cash Payment, together with the Pledged Shares, in settlement of the full amount of unpaid principal and interest due on the notes.

The Pledged Shares and the 500 Shares were determined by our Board of Directors to have a fair market value of $1.80 per share, based on the last closing price per share of Class A Stock quoted on the OTC Bulletin Board immediately preceding the Board’s determination.

Please acknowledge your consent to all of the foregoing by signing a copy of this letter in the space provided below and returning it to us, together with the 500 Shares, an executed stock power transferring such shares to the Company, and the Cash Payment. Upon receipt of a fully-executed copy of this letter agreement, the 500 Shares and related stock power, and the Cash Payment, the Company will instruct the transfer agent to register the Pledged Shares and the 500 Shares in the Company’s name, and will return the cancelled notes to you.

Very truly yours,

AMPEX CORPORATION

By	/s/ Joel D. Talcott
Joel D. Talcott
Vice President and Secretary

Acknowledged and agreed to
as of the date hereof:

FIRST JEFFSON CORPORATION

By	/s/ Edward J. Bramson
Edward J. Bramson
President

/s/ Edward J. Bramson
Edward J. Bramson